---------------------------
                                                          OMB APPROVAL
                                                     OMB Number:.......3235-0167
                                                     Expires:...October 31, 2007
                                                     Estimated average burden
                                                     hours per response.....1.50
                                                     ---------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number     0-13084
                                                               -----------------


                             Warrantech Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                 2200 Highway 121, Suite 100, Bedford, TX 76021
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)


                     Common Stock, par value $.007 per share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      none
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [X]             Rule 12h-3(b)(1)(i)  [X]
         Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(ii) [ ]             Rule 12h-3(b)(2)(ii) [ ]
                                              Rule 15d-6           [ ]


         Approximate number of holders of record as of the certification or notice date: one
                                            -----


         Pursuant to the requirements of the Securities Exchange Act of 1934 Warrantech Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    January 31, 2007              BY: /s/ JOEL SAN ANTONIO
         ----------------                  -------------------------------------
                                           Name:   Joel San Antonio
                                           Title:  Chief Executive Officer